Hudson Pacific Properties, Inc. Announces First Quarter 2012 Financial Results

Los Angeles, CA, May 7, 2012 - Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the first quarter ended March 31, 2012.

Financial Results

Funds From Operations (FFO) (after specified items) for the three months ended March 31, 2012 totaled $9.4 million, or $0.26 per diluted share, compared to FFO (after specified items) of $6.6 million, or $0.26 per share, a year ago. The specified items for the first quarter of 2012 were comprised of expenses associated with the acquisition of operating properties of $0.1 million, or $0.00 per diluted share. The specified items for the first quarter of 2011 were comprised of a one-time early lease termination payment from a tenant at our City Plaza project of $2.0 million (after non-cash write-offs), or $0.08 per diluted share. FFO including the specified items totaled $9.4 million, or $0.26 per diluted share, for the three months ended March 31, 2012, compared to $8.6 million, or $0.34 per share, a year ago.

The Company reported a net loss attributable to common shareholders of $2.6 million, or $(0.08) per diluted share, for the three months ended March 31, 2012, compared to net loss attributable to common shareholders of 2.5 million, or $(0.11) per diluted share, for the three months ended March 31, 2011.

"We are off to a solid start in 2012," said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of Hudson Pacific Properties, Inc. "During the first quarter, we closed two 10-year term loans with PNC Bank and Cantor Commercial Real Estate Lending totaling $43.0 million and $30.0 million, respectively. With attractive rates and longer maturities, these new term loans enhance our financial flexibility and complement our broader financing objectives, including the management of our debt maturities. In addition to these term loans, we also raised $56.1 million of proceeds from the successful public offering of our 8.375% Series B Cumulative Redeemable Preferred Stock. Strong institutional confidence in our operating platform and the strength of our capital structure drove demand for this offering, allowing us to readily achieve our size and pricing objectives."

"Leasing activity in our markets remains strong. In the first quarter, we completed new and renewal leases totaling 88,332 square feet taking the leased rate of our office portfolio to 91.2%. I am particularly pleased with the new 44,260 square foot lease for our entire 604 Arizona project in Santa Monica. This property generated significant tenant interest due to the limited supply of creative office space throughout west Los Angeles, resulting in the execution of a new lease with little downtime and at terms that exceed our original underwriting expectations.”

First Quarter Highlights

•	FFO (after specified items) of $9.4 million, or $0.26 per diluted share, compared to $6.6 million, or $0.26 per share, a year ago;

•
Completed new and renewal leases totaling 88,332 square feet, including a new 44,260 square foot, 10-year lease to Real Office Centers at 604 Arizona in Santa Monica, expected to commence early in the fourth quarter of this year upon completion of tenant improvement;

•	Office portfolio leased rate of 91.2% at March 31, 2012, up from 91.0% leased at December 31, 2011;

•	Closed a 10-year $43.0 million term loan with PNC Bank, National Association secured by the Company's First Financial Plaza property;

•	Closed a 10-year $30.0 million term loan with Cantor Commercial Real Estate Lending secured by the Company's 10950 Washington property;

•	Raised $56.1 million (before transaction costs) from the sale of 2.3 million shares of 8.375% Series B Cumulative Preferred Stock;

•	Declared and paid quarterly dividend of $0.125 per common share; and

•	Declared and paid dividend of $0.52344 per share on 8.375% Series B Cumulative Preferred Stock.

Combined Operating Results For The Three Months Ended March 31, 2012

Total revenue during the quarter increased 9.8% to $38.2 million from $34.8 million for the same quarter a year ago. The increase in total revenue was primarily attributable to a $4.8 million increase in rental revenue to $27.8 million and a $0.3 million increase in tenant recoveries to $5.6 million, largely resulting from the acquisition of office properties during the third and fourth quarters of 2011.

The increase in rental revenue and tenant recoveries was partially offset by a $0.6 million decrease in other property-related revenue to $2.6 million from slower production activity at the Company’s media and entertainment properties compared to the same quarter a year ago, and a $1.1 million decrease in parking and other revenue to $2.2 million, reflecting the one-time early lease termination payment from a tenant at our City Plaza property of $2.0 million (after non-cash write-offs) in the first quarter of 2011, with no comparable activity in the current quarter. If the early lease termination payment is disregarded, the combined parking and other revenue would have increased by $0.9 million from the same quarter a year ago as a result of the acquisition of office properties during the third and fourth quarters of 2011.

Total operating expenses increased 9.4% to $32.8 million from $30.0 million for the same quarter a year ago. The increase in total operating expenses was primarily the result of a $1.1 million increase in office operating expenses to $11.4 million and a $0.8 million increase in depreciation and amortization to $12.1 million, in both cases primarily attributable to office properties acquired during the third and fourth quarters of 2011, and a $1.4 million increase in general and administrative expenses to $4.5 million. These increases were partially offset by a $0.4 million decrease in media and entertainment operating expenses to $4.8 million resulting from slower production activity at the Company’s media and entertainment properties compared to the same quarter a year ago.

As a result, income from operations increased 12.7% to $5.5 million for the first quarter of 2012, compared to income from operations of $4.8 million for the same quarter a year ago.

Interest expense during the first quarter increased 5.4% to $4.9 million, compared to interest expense of $4.6 million for the same quarter a year ago. At March 31, 2012, the Company had $361.1 million of notes payable compared to $399.9 million of notes payable at December 31, 2011 and $332.2 million of notes payable at March 31, 2011.

Segment Operating Results For The Three Months Ended March 31, 2012

Office Properties

Total revenue at the Company’s office properties increased 16.5% to $29.9 million from $25.6 million for the same quarter a year ago. The increase was primarily the result of a $4.9 million increase in rental revenue to $22.4 million and a $0.4 million increase in tenant recoveries to $5.4 million, largely resulting from the acquisition of office properties during the third and fourth quarters of 2011. These increases were partially offset by the $1.1 million decrease in parking and other revenue to $2.2 million, reflecting the one-time early lease termination payment in the first quarter of 2011, with no comparable activity in the current quarter, all as described earlier.

Office property operating expenses increased 10.5% to $11.4 million from $10.3 million for the same quarter a year ago. The increase was primarily the result of office properties acquired during the third and fourth quarters of 2011.

At March 31, 2012, the Company’s office portfolio was 91.2% leased, up from 89.5% leased a year ago. During the quarter, the Company executed 14 new and renewal leases totaling 88,332 square feet, including a 44,260 square foot, 10-year lease to Real Office Centers, a provider of unique, social conscious office space, for the Company's entire 604 Arizona property located in Santa Monica.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 8.8% to $8.4 million from $9.2 million for the same quarter a year ago. The decrease was primarily the result of a $0.6 million decrease in other property-

related revenue to $2.6 million, compared to $3.3 million in the same period a year ago, resulting from slower production activity.

Total media and entertainment expenses decreased 7.9% to $4.8 million from $5.2 million for the same quarter a year ago, primarily as a result of lower operating expenses associated with slower production activity.

As of March 31, 2012, the trailing 12-month occupancy for the Company’s media and entertainment portfolio decreased to 69.2% from 73.8% for the trailing 12-month period ended March 31, 2011, but trailing 3-month occupancy significantly improved over the fourth quarter of 2011, with occupancy reaching 69.7% for quarter ended March 31, 2012, up from 65.8% for the quarter ended December 31, 2011.

Balance Sheet

At March 31, 2012, the Company had total assets of $1.2 billion, including unrestricted cash and cash equivalents of $21.9 million. At March 31, 2012, the Company had total capacity of approximately $161.8 million on its $200.0 million secured credit facility, of which $10.0 million had been drawn.

Financings and Offerings

On January 19, 2012, the Company closed a 10-year term loan totaling $43.0 million with PNC Bank, National Association, secured by the Company's First Financial Plaza property. The loan bears interest at a fixed annual rate of 4.58% and will mature on February 1, 2022. Proceeds were used to repay indebtedness under the Company's secured revolving credit facility.

On January 23, 2012, the Company completed the public offering of 2.3 million shares of its 8.375% Series B Cumulative Preferred Stock (including 300,000 shares of Series B Preferred Stock issued and sold pursuant to the exercise of the underwriters’ over-allotment option in full) with the liquidation preference of $25.00 per share. Proceeds from the offering, after deducting underwriting discounts, were approximately $56.1 million (before other transaction costs). Proceeds were used to repay indebtedness outstanding under its secured revolving credit facility.

On February 24, 2012, the Company closed a 10-year term loan totaling $30.0 million with Cantor Commercial Real Estate Lending, L.P., secured by its 10950 Washington property. The loan bears interest at a fixed annual rate of 5.316% and will mature on March 11, 2022. Proceeds of $25.0 million from the loan were used to repay indebtedness under the Company's secured revolving credit facility.

Outperformance Program

On January 1, 2012, the Compensation Committee of the Company's Board of Directors adopted the Hudson Pacific Properties, Inc. 2012 Outperformance Program, or the 2012 Outperformance Program. A summary of the 2012 Outperformance program is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, expected to filed with the Securities and Exchange Commission on or before May 10, 2012.

Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.125 per share and on its 8.375% Series B Cumulative Preferred Stock of $0.52344 per share for the first quarter of 2012. Both dividends were paid on April 2, 2012 to stockholders of record on March 20, 2012.

2012 Outlook

The Company is reaffirming full-year 2012 FFO guidance in the range of $1.00 to $1.04 per diluted share. This guidance includes all completed acquisitions, the $43.0 million term loan secured by First Financial Plaza, the $30.0 million term loan secured by 10950 Washington, and the issuance of 2.3 million shares of Series B Preferred Stock, all of which are described above. The Company estimates the impact of the dividends on the new Series B shares will be

$0.13 per common share in 2012. However, as is always the case, the Company's guidance does not anticipate any impact to FFO from unannounced or speculative acquisitions. The full-year 2012 FFO estimates reflect management's view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this release, but otherwise exclude any impact from future acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2012 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call on Monday, May 7, 2012 at 1:30 p.m. PDT / 4:30 p.m. EDT to discuss the first quarter results. To participate in the event by telephone, please dial (877) 941-8416 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 4531416. International callers should dial (480) 629-9808 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company's Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company's Web site. For those unable to participate during the live broadcast, a replay will be available beginning May 7, 2012, at 4:30 p.m. PDT / 7:30 p.m. EDT, through May 21, 2012, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 and use passcode 4531416. International callers should dial (858) 384-5517 and enter the same conference ID number.

Use of Non-GAAP Information

We calculate funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. We use FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company's strategic investment program targets high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics in select target markets including Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company's portfolio consists of approximately 5.4 million square feet (including undeveloped land). The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes. Hudson Pacific Properties is a component of the Russell 2000® and the Russell 3000® indices. For additional information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 14, 2012, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.
Mark Lammas
Chief Financial Officer
(310) 445-5700

or

Investor / Media Contact:

Addo Communications, Inc.
Lasse Glassen
(310) 829-5400
lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (Unaudited, in thousands, except share data)

	March 31, 2012	December 31, 2011
ASSETS
REAL ESTATE ASSETS
Land	$368,608	$368,608
Building and improvements	601,645	601,812
Tenant improvements	69,716	69,021
Furniture and fixtures	11,546	11,536
Property under development	9,939	9,527
Total real estate held for investment	1,061,454	1,060,504
Accumulated depreciation and amortization	(60,420)	(53,329)
Investment in real estate, net	1,001,034	1,007,175
Cash and cash equivalents	21,858	13,705
Restricted cash	10,175	9,521
Accounts receivable, net	8,069	8,963
Straight-line rent receivables	12,364	10,801
Deferred leasing costs and lease intangibles, net	78,940	84,131
Deferred finance costs, net	5,293	5,079
Interest rate contracts	437	164
Goodwill	8,754	8,754
Prepaid expenses and other assets	13,576	4,498
TOTAL ASSETS	$1,160,500	$1,152,791

LIABILITIES AND EQUITY
Notes payable	$361,051	$399,871
Accounts payable and accrued liabilities	14,448	12,469
Below-market leases	21,503	22,861
Security deposits	6,136	5,651
Prepaid rent	6,829	10,795
TOTAL LIABILITIES	409,967	451,647

6.25% series A cumulative redeemable preferred units of the Operating Partnership	12,475	12,475

EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 authorized; 8.375% series B cumulative redeemable preferred stock, $25.00 liquidation preference, 5,800,000 shares and 3,500,000 shares outstanding at March 31, 2012 and December 31, 2011, respectively	145,000	87,500
Common Stock, $0.01 par value 490,000,000 authorized, 33,998,498 shares and 33,840,854 shares outstanding at March 31, 2012 and December 31, 2011, respectively	340	338
Additional paid-in capital	550,873	552,043
Accumulated other comprehensive (deficit) income	(968)	(883)
Accumulated deficit	(16,245)	(13,685)
Total Hudson Pacific Properties, Inc. stockholders’ equity	679,000	625,313
Non-controlling common units in the Operating Partnership	59,058	63,356
TOTAL EQUITY	738,058	688,669
TOTAL LIABILITIES AND EQUITY	$1,160,500	$1,152,791

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenues
Office
Rental	$22,380	$17,514
Tenant recoveries	5,374	4,963
Parking and other	2,114	3,155
Total office revenues	29,868	25,632

Media & entertainment
Rental	5,451	5,480
Tenant recoveries	248	343
Other property-related revenue	2,624	3,271
Other	40	78
Total media & entertainment revenues	8,363	9,172

Total revenues	38,231	34,804

Operating expenses
Office operating expenses	11,356	10,274
Media & entertainment operating expenses	4,770	5,179
General and administrative	4,514	3,146
Depreciation and amortization	12,132	11,361
Total operating expenses	32,772	29,960

Income from operations	5,459	4,844

Other expense (income)
Interest expense	4,891	4,642
Interest income	(5)	(8)
Acquisition-related expenses	61	—
Other expenses (income)	44	117
	4,991	4,751

Net income	$468	$93
Less: Net income attributable to preferred stock and units	(3,231)	(2,027)
Less: Net income attributable to restricted shares	(78)	(62)
Less: Net income attributable to non-controlling interest in consolidated real estate entities	—	(813)
Add: Net loss attributable to common units in the Operating Partnership	203	299
Net loss attributable to Hudson Pacific Properties, Inc. shareholders	$(2,638)	$(2,510)
Net loss attributable to shareholders’ per share - basic and diluted	$(0.08)	$(0.11)
Weighted average shares of common stock outstanding - basic and diluted	33,320,450	21,949,118
Dividends declared per common share	$0.125	$0.125

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Reconciliation of net loss to Funds From Operations (FFO):
Net (loss) income	$468	$93
Adjustments:
Depreciation and amortization of real estate assets	12,132	11,361
Less: Net loss (income) attributable to non-controlling interest in consolidated real estate entities	—	(813)
Less: Net income attributable to preferred stock and units	(3,231)	(2,027)
FFO to common shareholders and unit holders	$9,369	$8,614
Specified items impacting FFO:
Acquisition-related expenses	61	—
Master Halco termination revenue	—	(2,744)
Master Halco non-cash write-off	—	716
FFO (after specified items) to common shareholders and unit holders	$9,430	$6,586

Weighted average common shares/units outstanding - diluted	36,454	25,060
FFO per common share/unit - diluted	0.26	0.34
FFO (after specified items) per common share/unit - diluted	0.26	0.26